Exhibit 10.26

April 1st, 2008

Article 1

Definitions

In these NXP Global Equity Incentives Program Conditions 2008 the following definitions shall apply:

1. Change of Control	:	a sale, directly or indirectly, of Shares in KASLION in a transaction or series of related transactions resulting in the private equity consortium owning Shares in KASLION (jointly: the “Initial Sponsors”), and for each of its members, their respective affiliates (a) together no longer holding, directly or indirectly, 50% or more of the Shares issued by KASLION or (b) the sale or divestment of more than 50% of the assets of KASLION to a non-affiliate in a transaction whereby the net proceeds are to be distributed to shareholders of KASLION, provided that always in each case after a Listing there shall only be a Change of Control if the Initial Sponsors or their respective affiliates together no longer own, directly or indirectly, 30% or more of the Shares and other equity instruments issued from time to time by KASLION.

2. Common Shares	:	Ordinary shares in the capital of KASLION, with a nominal value of EUR 0.01 each, as further defined from time to time in KASLION’s articles of association.

3. Conditions	:	the NXP Global Equity Incentives Program Conditions 2008.

4. Date of Grant	:	the date at which a Restricted Stock Unit is granted pursuant to these Conditions to be determined by NXP.

5. Delivery Date	:	the date when an Exit takes place or any other date designated by KASLION.

6. Employing Company	:	any company within the NXP group of companies and such other company as NXP may from time to time designate or approve.

7. Exit	:	a Change of Control.

8. KASLION	:	KASLION Acquisition B.V.

9. Listing	:	the listing of any shares, in a form determined by KASLION on a recognized stock exchange.

10. NXP	:	NXP B.V.

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11. Participant	:	an individual who owns any Restricted Stock Unit under these Conditions.

12. Restricted Stock Unit	:	the conditional right granted to a Participant to receive one Common Share, or depositary receipts for this Common Share, for no consideration, subject to these Conditions

13. Sale	:	direct or indirect sale and transfer of Shares or assets of the business to a third party not affiliated to one of the Initial Sponsors or a group company of NXP.

14. Shares	:	Common Shares or depositary receipts for these Common Shares.

15. Vesting Date	:	A Restricted Stock Unit vests on April 1, 2011 or, if earlier and subject to the discretion of the Management Board of KASLION, upon an Exit or upon termination of the employment as referred to in Article 7, section 1 A.2.

Article 2

Grant of Restricted Stock Units

Any Restricted Stock Units may be granted on behalf of the Management Board of KASLION to an eligible employee, subject to the Conditions, any other policies or guidelines that may apply to such individual, and any required regulatory filings, applications or registrations. Any Restricted Stock Units offered to any such individual and the terms and conditions governing such rights shall be deemed accepted by such individual with effect from the applicable Date of Grant in case NXP has not received a notice of rejection of such rights within fourteen (14) days of the notice of grant of such rights or such later date as may be determined by NXP.

Article 3

Delivery and Holding of Shares

1.	Subject to these Conditions, and with the exceptions referred to in Article 7 for the leaver scenario’s, KASLION will deliver Shares pursuant to a Restricted Stock Unit to a Participant on or as soon as reasonably practicable upon an Exit. In no event shall there be any obligation to deliver any Shares to a Participant prior to the relevant Delivery Date.

2.	The Participant is aware and agrees that KASLION has the right, in relation to any Exit or Sale, to require that the Participant sells to the relevant buyer a (part of) the Shares held by such Participant, on customary terms and conditions and for a consideration per Share equal to that received by the sellers in the Exit or Sale and will enter into such

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customary lock-up agreements as may be reasonably requested by the Management Board of KASLION at that time.

3.	In the leaver scenario defined in Article 7, section A. under 1, the amount due will be transferred to a bank account designated by the Participant as soon as reasonably practical upon an Exit.

4.	Each Participant shall comply with any applicable “insider trading” laws and regulations and the NXP’s Business Code of Conduct with respect to Inside Information.

Article 4

Non-transferability

The Restricted Stock Units are strictly personal and may not be assigned, transferred (except that, in case of death of the Participant any Restricted Stock Unit granted to such Participant at the date of his death shall pass to his heirs or legatees), pledged, hypothecated, or otherwise encumbered or disposed of in any manner. The Participant may not engage in any transactions on any exchange on the basis of any Restricted Stock Unit. Any violation of the terms of this Article 4 will cause the Restricted Stock Units to become immediately null and void without further notice and without the Participant being entitled to any compensation.

Article 5

Capital Adjustments in corporate events

KASLION may make equitable adjustment or substitution of the number or kind of Shares subject to the Restricted Stock Units or the replacement of such Shares by shares in the capital of a KASLION group company, as it, in its sole discretion, deems equitable to reflect any significant corporate event or Exit scenario of or by KASLION, for example a change in the outstanding Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distribution to holders of Shares other than dividends as meant in the articles of association of KASLION.

Article 6

Costs and Taxes

1.	All costs of delivering any Shares under these Conditions to a Participant and any other costs connected with the Shares shall be borne by the Participant.

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2.	Any and all taxes, duties, levies, charges or social security contributions (“Taxes”) which arise under any applicable national, state, local or supra-national laws, rules or regulations, whether already effective on the Date of Grant of any Restricted Stock Units or becoming effective thereafter, and any changes or modifications therein and termination thereof which may result for the Participant in connection with these Conditions (including, but not limited to, the grant of the Restricted Stock Units, the ownership of the Restricted Stock Units and/or the delivery of any Shares under these Conditions, the ownership and/or the sale of any Shares acquired under these Conditions) shall be for the sole risk and account of the Participant.

3.	KASLION and any other Employing Company shall have the right to deduct or withhold (or cause to be deducted or withheld) from any salary payment or other sums due by KASLION or any Employing Company to the Participant, or requiring the Participant or beneficiary of the Participant, to pay to KASLION an amount necessary to settle any Taxes and any costs determined by KASLION necessary to be withheld in connection with these Conditions (including, but not limited to, the grant of the Restricted Stock Units or the delivery of any Shares under these Conditions).

4.	KASLION shall not be required to deliver any Shares and KASLION may delay (or cause to be delayed) the transfer of any Shares to Participant until KASLION has received an amount, or the Participant has made such arrangements required by KASLION necessary to satisfy any withholding of any Taxes and any costs to be borne by the Participant in connection with these Conditions as determined by KASLION.

Article 7

Termination of Employment

1.	In case a Participant is no longer employed by any Employing Company, one of the following scenarios shall need to be followed:

A.	Scenario leaver A
1.	In the event a Participant ceases to be an employee of the Employing Company for any other reason than referred to under B. below:

-	all unvested Restricted Stock Units shall be forfeited effective as of the date of termination of the employment without the Participant being entitled to any compensation or any obligation on the part of KASLION or any Employing Company;
-	upon Exit, the Participant receives a cash-payment for the Restricted Stock Units vested upon the termination of the employment with an Employing Company, such cash-payment based on the lower of: (a) the fair market value of the Shares upon the end of the calendar year prior to the calendar year in which employment terminated, and (b) the fair market value of the Shares upon Exit, the fair market value of the Shares being calculated and determined

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by, and at the sole discretion of, the Management Board of KASLION.

2.	The Management Board of KASLION may, in its sole discretion, in the cases a Participant dies or becomes permanently disabled (as defined under the statutory local social security regulations), offer an immediate payout in cash for the vested Restricted Stock Units, based upon the value of the Restricted Stock Units upon the end of the calendar year prior to the calendar year in which employment terminated instead of payment upon Exit.

B.	Scenario leaver B

In the event a Participant (i) is dismissed for urgent reasons as defined in article 7:678 of the Dutch Civil Code (or its equivalent in any other jurisdiction if Dutch law is not applicable on the Participant’s employment), (ii) ceases to be an employee of the Employing Company, irrespective of the reason of termination of the employment, and subsequently, within one year (for grade 70 or 80 Participants) or two years (for grade 90 Participants) following such termination, directly or indirectly and in any capacity whatsoever engages in any activities in competition, as to be determined by KASLION, with the activities of NXP or any company belonging to the NXP group of companies, (iii) discloses proprietary information to any unauthorized person outside of Kaslion or NXP or uses or attempts to use such proprietary information other than in connection with the business of NXP, or (iv) is in any way in breach of the Conditions, subject to Article 4, such Participant’s vested and unvested Restricted Stock Units shall be forfeited effective as of the date of termination of the employment in the cases referred to in (i) and (ii), and as of the dates of the occurrence of the events in the cases referred to in (iii) and (iv), without the Participant being entitled to any compensation or any obligation on the part of KASLION or any Employing Company.

Article 8

General Provisions

1.	KASLION shall have the authority to interpret these Conditions, to establish, amend, and rescind any rules and regulations relating to these Conditions, to determine the terms and conditions of any agreements entered into hereunder, to make all other determinations necessary or advisable for the administration of these Conditions, and to determine other conditions applicable to the delivery of Shares pursuant to and cash-payment for the Restricted Stock Units more favorable for the relevant Participant than would apply pursuant to the Conditions. KASLION may delegate the authority to practice administrative and operational functions with respect to the Conditions to officers or employees of subsidiaries of NXP and to service providers. Under no circumstances shall the use of the rights by KASLION under this Article 8 create or imply rights for any other Participant.

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2.	No Participant shall have any rights or privileges of shareholders (including the right to receive dividends and to vote) with respect to Shares to be delivered pursuant to Restricted Stock Units until such Shares are actually delivered to such Participant in accordance with Article 3 of these Conditions.

3.	The (value of) Restricted Stock Units granted to, or Shares acquired by, a Participant pursuant to such Restricted Stock Unit under these Conditions shall not be considered as compensation in determining a Participant’s benefits under any benefit plan of an Employing Company, including but not limited to, group life insurance, long-term disability, family survivors, or any retirement, pension or savings plan.

4.	Nothing contained in these Conditions or in any grant made or agreement entered into pursuant hereto shall confer upon any Participant any right to be retained in employment with any Employing Company, or to be entitled to any remuneration or benefits not set forth in these Conditions or interfere with or limit in any way with the right of any Employing Company to terminate such Participant’s employment or to discharge or retire a Participant at any time.

5.	If a provision of these Conditions is deemed illegal or invalid, the illegality or invalidity shall not affect the remaining parts of these Conditions, these Conditions shall be construed as if the illegal or invalid provisions had not been included in these Conditions.

6.	Where the context requires, words in either gender shall include also the other gender.

7.	These Conditions shall be governed by and construed in accordance with the laws of The Netherlands, without regard to its principles of conflict of laws.

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